Exhibit 99.1

K-Swiss Reports Third Quarter Results

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--November 5, 2009--K•Swiss Inc. (NASDAQ: KSWS) today announced results for the third quarter ended September 30, 2009. The sale of Royal Elastics on April 30, 2009, is accounted for as a discontinued operation in the Company’s financial results and is excluded from futures orders data for the current and prior-year periods.

Financial Highlights

Net loss for the third quarter of 2009 was $2,884,000, or $0.08 per diluted share, compared with net earnings of $1,066,000 or $0.03 per diluted share, in the prior-year period. Net loss for the nine months ended September 30, 2009, was $15,474,000, or $0.44 per diluted share, compared with net earnings of $34,599,000, or $0.98 per diluted share, in the nine months ended September 30, 2008. Results for the nine-month 2009 period includes a pre-tax non-operating loss of $2.6 million, or $0.08 per diluted share (after tax), from the acquisition of the remaining interest in Palladium SAS in June 2009, and a pre-tax gain of $1.4 million, or $0.03 per diluted share (after tax), from the sale of Royal Elastics in April 2009. Earnings for the nine-month 2008 period includes a pre-tax gain of $30,000,000, or $0.52 per diluted share (after tax), related to the settlement of litigation.

For the third quarter of 2009, total worldwide revenues decreased 23.7% to $70,633,000 compared with $92,629,000 in the prior-year period. Domestic revenues decreased 33.0% to $23,987,000 in the third quarter, and international revenues decreased 18.0% to $46,646,000. Total worldwide revenues for the first nine months of 2009 decreased 27.5% to $198,709,000, compared with $273,915,000, in the first nine months of 2008. Domestic revenues decreased 25.7% to $83,094,000, and international revenues decreased 28.7% to $115,615,000.

Futures Orders

Worldwide futures orders with start ship dates from October 2009 through March 2010 were $67,996,000 at September 30, 2009, compared with $100,076,000 at September 30, 2008. Domestic futures orders decreased 36.8% to $23,121,000 at September 30, 2009, from $36,583,000 the previous year. International futures orders decreased 29.3% to $44,875,000 at September 30, 2009, from $63,493,000 the previous year.

Earnings Guidance

The Company expects full-year revenues to be approximately $230 million to $240 million and expects to report a full-year loss per diluted share of approximately $0.70 to $0.80. Full-year SG&A expenses are currently projected to be approximately $119 million, but are expected to fluctuate based on strategic decisions made during the year as well as general trends in the retail marketplace.

Steven Nichols, Chairman of the Board and President, stated, "The third quarter results were in line with our expectations, as we worked through remaining inventories, scaled up the sales of Palladium and continued investing in Classic, running, and tennis development. We have said all year that we are not looking for the short-term fix to our revenue and backlog trends. Our strategy is slow and steady with a long-term focus on making performance shoes that will end up in everyday footwear and re-establishing the revenue and margin growth we enjoyed for nearly two decades. We remain committed to ensuring the success of this strategy.”

Investor Conference Call and Web Simulcast

K•Swiss will conduct a conference call on its third quarter 2009 results today, at 11:00 a.m. ET. The number to call for this interactive teleconference is (480) 629-9644. A replay of this conference call will be available until November 12, 2009, by dialing (303) 590-3030 and entering the passcode, 4065118.

The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K•Swiss' quarterly conference call will be available online at www.streetevents.com and www.earnings.com today, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through November 12, 2009.

K•Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K•Swiss and Palladium brands.

Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, availability of credit, industry trends, merchandise trends, including market acceptance of the Company's product offerings, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a deepening of the current worldwide recession. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-Q for the quarter ended September 30, 2009, which is currently on file with the SEC. "Backlog" as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of "futures" and "at-once" orders can vary significantly from quarter to quarter and year to year and, therefore, "futures" are not necessarily indicative of revenues for subsequent periods.

K•Swiss Inc. Consolidated Statements of Earnings
(In thousands, except earnings per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Revenues	$70,633	$92,629	$198,709	$273,915
Cost of goods sold	44,341	55,739	127,865	154,717
Gross profit	26,292	36,890	70,844	119,198
Selling, general and administrative expenses	30,329	36,409	90,609	110,326
Operating (loss) profit	(4,037)	481	(19,765)	8,872
Other (expense) income, net	(486)	-	(1,249)	30,000
Interest Income, net	354	2,345	698	6,501
(Loss) earnings before income taxes and discontinued operations	(4,169)	2,826	(20,316)	45,373
Income tax (benefit) expense	(1,581)	1,320	(5,058)	9,016
(Loss) earnings before discontinued operations	(2,588)	1,506	(15,258)	36,357
Loss from discontinued operations, less applicable income tax	(296)	(440)	(216)	(1,758)
Net (loss) earnings	$(2,884)	$1,066	$(15,474)	$34,599
Basic (loss) earnings per share	$(0.08)	$0.03	$(0.44)	$1.00
Diluted (loss) earnings per share	$(0.08)	$0.03	$(0.44)	$0.98
Weighted average number of shares outstanding
Basic	34,999	34,830	34,909	34,763
Diluted	34,999	35,357	34,909	35,315

K•Swiss Inc. Condensed Balance Sheets
(In thousands)

			September 30,
			2009	2008
ASSETS			(Unaudited)
CURRENT ASSETS
Cash and cash equivalents			$160,368	$291,079
Available for sale securities			31,197	-
Accounts receivable, net			41,975	47,958
Inventories			51,419	68,309
Prepaid expenses and other			2,381	5,463
Deferred taxes			6,660	5,199
Total current assets			294,000	418,008
PROPERTY, PLANT AND EQUIPMENT, NET			22,619	25,718
OTHER ASSETS
Intangible assets			20,226	23,576
Deferred taxes			13,527	3,376
Other			8,801	9,032
Total other assets			42,554	35,984
			$359,173	$479,710

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit and short-term debt			$7,749	$8,382
Trade accounts payable			9,497	15,897
Accrued liabilities			14,921	25,674
Total current liabilities			32,167	49,953
OTHER LIABILITIES
Long-term debt			780	1,051
Other liabilities			12,966	12,580
Manditorily redeemable minority interest			-	3,792
Total other liabilities			13,746	17,423
STOCKHOLDERS' EQUITY			313,260	412,334
			$359,173	$479,710

CONTACT:
K•Swiss Inc.
George Powlick, 818-706-5100
Chief Financial Officer